Exhibit 4.01

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO A NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO CITIGROUP FUNDING INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No.	INITIAL PRINCIPAL AMOUNT
CUSIP 17308C 85 8	REPRESENTED $
representing SynDECS
($29.50 per SynDECS)

CITIGROUP FUNDING INC.

SynDECS SM

(Debt Exchangeable for Common Stock SM)

Variable Rate Exchangeable Notes Due September 27, 2008

(Subject to exchange into shares of Class A common stock

of Genworth Financial, Inc.)

Payments Due from Citigroup Funding Inc. Fully and

Unconditionally Guaranteed by Citigroup Inc.

CITIGROUP FUNDING INC., a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $                     (or $29.50 for each SynDECS represented by this Note) on September 27, 2008 (subject to the mandatory exchange provisions at maturity described below), and to pay interest (on the basis specified on the reverse of this Note) on such principal amount from September 27, 2005, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, quarterly on March 27, June 27, September 27 and December 27 of each year (each, an “Interest Payment Date” and, collectively, the “Interest Payment Dates”), commencing December 27, 2005, until the principal hereof is mandatorily exchanged for Genworth Class A Common Stock or other property

(or the equivalent value in cash) in accordance with the Indenture. Notwithstanding the foregoing, if the Maturity Date is extended beyond September 27, 2008, interest otherwise payable on the September 27, 2008 Interest Payment Date shall instead be paid on the Maturity Date. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, except as otherwise provided on the reverse hereof, be paid to the person in whose name this Note (or the Note in exchange or substitution for which this Note was issued) is registered at the close of business on the Regular Record Date (as defined on the reverse of this Note) for interest payable on such Interest Payment Date, provided, however, that the interest paid on the Maturity Date shall be payable to the person to whom the principal is payable. The payments on this Note are fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”).

On the Maturity Date (which shall be September 27, 2008 except as otherwise provided on the reverse hereof), the principal amount of this Note will be mandatorily exchanged into a number of shares of Class A common stock, par value $.001 per share (the “Genworth Class A Common Stock”), of Genworth Financial, Inc. (“Genworth”) equal to the number of SynDECS represented by this Note multiplied by a number of shares of Genworth Class A Common Stock equal to the Total Exchange Shares (as defined on the reverse of this Note), or their equivalent value in cash. Under certain circumstances described on the reverse of this Note, the Company may deliver cash or other property in lieu of or in addition to shares of Genworth Class A Common Stock.

ADDITIONAL PROVISIONS OF THIS NOTE ARE CONTAINED ON THE REVERSE HEREOF AND SUCH PROVISIONS SHALL HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee for this Note by manual signature, this Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

F-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CITIGROUP FUNDING INC.

By:
Name: Geoffrey S. Richards
Title: Vice President and Assistant Treasurer

Corporate Seal
Attest:

By:
Name: Douglas C. Turnbull
Title: Assistant Secretary

Dated: September 27, 2005

CERTIFICATE OF AUTHENTICATION
This is one of the Notes referred to in the within-mentioned Indenture.

The Bank of New York, as Trustee

By:
Authorized Signatory

F-3

Form of Reverse of Note

CITIGROUP FUNDING INC.

Variable Rate Exchangeable Notes due September 27, 2008

(Subject to exchange into shares of

Class A common stock of Genworth Financial, Inc.)

Payments Due from Citigroup Funding Inc. Fully and

Unconditionally Guaranteed by Citigroup Inc.

Terms and Conditions

The SynDECS represented by this Note shall have the following terms and conditions.

1.	Definitions. Unless otherwise expressly provided or unless the context otherwise requires, the terms defined in these Terms and Conditions shall have the meanings assigned in these Terms and Conditions and capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Indenture.

2.	General Provisions.

(a)	The title of the Debt Securities of the series is Variable Rate Exchangeable Notes Due September 27, 2008 (the “SynDECS”).

(b)	Each SynDECS shall be issued with a principal amount of $29.50. The SynDECS shall be issued only in fully registered form and in denominations of $29.50 and integral multiples thereof.

(c)	The SynDECS shall not be redeemable at the option of the Company prior to the Maturity Date.

(d)	The SynDECS shall not be subject to any sinking fund.

(e)	The SynDECS shall not be issued as Original Issue Discount Securities.

(f)	The Company shall not be obligated to pay any additional amounts on the SynDECS in respect of taxes, except to the extent set forth in Paragraph 12 hereof.

3.	Maturity Date.

(a)	Except as set forth in Paragraph 3(b) or 3(c) hereof, the “Maturity Date” of the SynDECS shall be September 27, 2008;

(b)	If the maturity of the SynDECS is accelerated pursuant to Section 7.02 of the Indenture, “Maturity Date” shall mean the date upon which the principal amount and interest are declared immediately due and payable in accordance with that Section 7.02; or

(c)	If a Market Disruption Event occurs during the 20 Trading Day period beginning on August 27, 2008, “Maturity Date” shall mean the earlier of (i) the Business Day following the last day of that 20 Trading Day period and (ii) October 17, 2008.

4.	Interest Payments.

(a)	Subject to adjustment as set forth in Paragraphs 4(f) and (g) hereof, on each Interest Payment Date, the amount of interest due on each SynDECS with a principal amount of $29.50 shall be the sum of:

(i)	interest accrued at the fixed rate of 4.583% per annum on the principal amount of that SynDECS, plus

(ii)	$0.075, subject to adjustment when the amount of cash dividends paid by Genworth since the prior Interest Payment Date on one share of Genworth Class A Common Stock is greater or less than $0.075 per Interest Period (as defined in Paragraph 4(c)).

(b)	Interest shall accrue on the principal amount of each SynDECS beginning on September 27, 2005 (the “Issue Date”). If the Maturity Date is extended beyond September 27, 2008, the fixed-rate interest described in Paragraph 4(a)(i) hereof shall cease to accrue on September 27, 2008, but the cash dividend component described in Paragraph 4(a)(ii) hereof, subject to adjustment as set forth in Paragraphs 4(f) and (g) hereof, shall continue to accrue through the Maturity Date. Interest shall be computed on the SynDECS on the basis of a 360-day year of twelve 30-day months.

(c)	Interest shall be payable on every March 27, June 27, September 27 and December 27 beginning on December 27, 2005 (each, an “Interest Payment Date”) and ending on the Maturity Date, provided, however, that if the Maturity Date is extended beyond September 27, 2008, interest otherwise payable on the September 27, 2008 Interest Payment Date shall instead be paid on the Maturity Date. Each payment of interest due on an Interest Payment Date or on the Maturity Date shall include interest accrued from and including the last date to which interest has been paid or made available for payment, or from and including the Issue Date, if none has been paid or made available for payment, to but excluding the relevant payment date (each, an “Interest Period”).

(d)	Payments of interest shall be made to the Persons in whose names the SynDECS are registered at the close of business on the Regular Record Date relating to the Interest Payment Date, provided, however, that the interest payable on the Maturity Date shall be payable to the Person to whom the principal is payable.

The regular record date (“Regular Record Date”) relating to an Interest Payment Date shall be the 12th day of the calendar month of such Interest Payment Date, whether or not that day is a Business Day. For the purpose of determining the Holder at the close of business on a Regular Record Date when business is not being conducted, the close of business shall mean 5:00 P.M., New York City time, on the preceding Business Day.

(e)	“Business Day” means any day that is not a Saturday, a Sunday or a day on which the New York Stock Exchange or banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close. If an Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the payment to be made on that Interest Payment Date or Maturity Date shall be made on the next succeeding Business Day with the same force and effect as if made on that Interest Payment Date or Maturity Date, and no additional interest shall accrue as a result of such delayed payment.

(f)	Interest Adjustments.

(i)	In the event that the amount of cash dividends on one share of Genworth Class A Common Stock exceeds $0.075 in any Interest Period, on the related Interest Payment Date, the interest payable under Paragraph 4(a)(ii) above will be increased by an amount equal to the result of multiplying the amount by which such dividends exceed $0.075 by the percentage of a share of Genworth Class A Common Stock appropriate to delta hedge a SynDECS, as determined by the Calculation Agent (as defined in Paragraph 14) in its reasonable discretion using the Black-Scholes pricing formula, determined as of the record date for the applicable dividend (the “Hedge Percentage”).

(ii)	In the event that the amount of cash dividends on one share of Genworth Class A Common Stock is less than $0.075 in any Interest Period, on the related Interest Payment Date, the interest payable under Paragraph 4(a)(ii) above will be decreased by an amount equal to the result of multiplying the amount by which such dividends are less than $0.075 by the Hedge Percentage.

(g)	Certain Cash Dividends.

(i)	Dividend Record Date before Issue Date. Cash dividends paid by Genworth in respect of a record date for the Genworth Class A Common Stock that occurred before the SynDECS were first issued shall not be taken into account in calculating the amount of interest due on the SynDECS.

(ii)	Dividend Record Date before Maturity Date with Payment After Maturity Date. If a cash dividend is declared on the Genworth Class A

Common Stock after the Issue Date of the SynDECS and the record date for payment of the dividend is before the Maturity Date, the Company shall take that dividend into account in calculating the amount of interest due on the SynDECS even if Genworth does not pay that cash dividend before the Maturity Date.

(iii)	Ex-Dividend Date during 20 Trading Day Period for determining Daily Amounts. If an ex-dividend date for a dividend payment on the Genworth Class A Common Stock occurs during the 20 Trading Day period in which Daily Amounts are calculated (such period, the “Pricing Period” and each such dividend, a “Pricing Period Dividend”), then the portion of the interest payment that the Company shall pay in relation to such dividend shall, instead of the amount described under Paragraph 4(a)(ii) hereof, be equal to the sum of:

(a)	(x) the product of (i) 0.05 multiplied by the number of Trading Days in the Pricing Period beginning on the first Trading Day and ending on the Trading Day prior to the related ex-dividend date, multiplied by (ii) for all cash dividends paid during the related Interest Period that are not Pricing Period Dividends, the amount of such dividends that the Company would otherwise be required to pay the Holder under Paragraph 4(a)(ii) hereof, subject to adjustment as described in Paragraph 4(f), plus (y) for each Pricing Period Dividend, the product of (1) the sum of (A) for all Trading Days in the Pricing Period before the related ex-dividend date for which the Company has exercised its cash settlement option under Paragraph 5(i), zero plus (B) for each other Trading Day in the Pricing Period before the related ex-dividend date, the Daily Amount for such Trading Day, multiplied by (2) the total amount of such dividend (whether less or greater than the amount described in Paragraph 4(a)(ii) hereof), plus

(b)	the product of (i) 0.05 multiplied by the number of Trading Days remaining in the Pricing Period beginning on the related ex-dividend date, multiplied by (ii) the amount of such dividends that the Company would otherwise be required to pay the Holder under Paragraph 4(a)(ii) hereof, subject to adjustment as described in Paragraph 4(f), with the Hedge Percentage adjusted as the Calculation Agent determines appropriate to account for the number of days for which a Daily Amount has not yet been determined.

5.	Mandatory Exchange on the Maturity Date. On the Maturity Date, the principal amount of the SynDECS owned by any Holder shall be mandatorily exchanged for a number of shares of Genworth Class A Common Stock (or the equivalent value in cash as described in Paragraph 5(i) below) equal to the number of SynDECS owned by such Holder multiplied by a number of shares of Genworth Class A Common Stock referred to as the Total Exchange Shares, which is defined below. The Holders of the SynDECS shall be responsible for the payment of any and all brokerage costs upon the subsequent sale of such shares.

(a)	Subject to adjustment as set forth in Paragraph 5(f) hereof, the “Total Exchange Shares” to be delivered in respect of each SynDECS on the Maturity Date is an amount equal to the sum of the Daily Amounts for each of the 20 Trading Days beginning on August 27, 2008, provided that if the SynDECS are declared immediately due and payable following an Event of Default in accordance with Section 7.02 of the Indenture, the “Total Exchange Shares” shall instead be equal to the product of the Daily Amount on the date on which the SynDECS are so declared to be immediately due and payable, multiplied by 20.

(b)	The “Daily Amount” for each of the 20 Trading Days in the calculation period means:

(i)	if the Closing Price on the relevant Trading Day is greater than $35.40 (the “Threshold Appreciation Price”), 1/24th of one share of Genworth Class A Common Stock per SynDECS;

(ii)	if the Closing Price on the relevant Trading Day is less than or equal to the Threshold Appreciation Price but is greater than $29.50 (the “Initial Price”), 1/20th of one share of Genworth Class A Common Stock, multiplied by a fraction equal to the Initial Price divided by the Closing Price; and

(iii)	if the Closing Price on the relevant Trading Day is less than or equal to the Initial Price, 1/20th of one share of Genworth Class A Common Stock per SynDECS;

provided that (x) the Share Components of the Daily Amount (as defined below) shall be adjusted in accordance with Paragraphs 7 and 8 hereof and (y) under the circumstances set forth in Paragraph 8(b)(i) hereof, the consideration received by Holders shall be cash or property received in respect of the Genworth Class A Common Stock or a combination thereof, rather than (or in addition to) shares of Genworth Class A Common Stock.

(c)	The numbers of shares of Genworth Class A Common Stock per SynDECS specified in Paragraph 5(b)(i), 5(b)(ii) and 5(b)(iii) hereof are referred to herein as the “Share Components.”

(d)	The Company may at its option deliver shares of Genworth Class A Common Stock to the Trustee on behalf of the Holders in respect of the Daily Amount for any one or more of the days in the 20 Trading Day period at any time after that

Daily Amount is determined and before the Maturity Date, and its delivery of those shares to the Trustee for the benefit of the Holders before the Maturity Date shall be irrevocable and shall satisfy its obligation to deliver those shares on the Maturity Date. After such delivery, the Company shall have no ownership interest in the shares so delivered. The Trustee shall hold for the benefit of the Holders any shares the Company delivers and shall distribute them to the Holders on the Maturity Date. If a cash dividend is declared on the Genworth Class A Common Stock and the record date for payment of that dividend occurs after shares of Genworth Class A Common Stock are delivered to the Trustee pursuant to this Paragraph 5(d), when the Trustee receives the related cash dividend, the Trustee shall pay such dividend to the Company.

(e)	The “Closing Price” of any security on any date of determination means:

(i)	the closing sale price for the regular trading session (without considering after hours or other trading outside regular trading session hours) of the security (regular way) on the New York Stock Exchange on that date (or, if no closing price is reported, the last reported sale price during that regular trading session),

(ii)	if the security is not listed for trading on the New York Stock Exchange on that date, as reported in the composite transactions for the principal United States securities exchange on which the security is so listed,

(iii)	if the security is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market,

(iv)	if the security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the OTC Bulletin Board, the National Quotation Bureau or similar organization, or

(v)	if the security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from at least three nationally recognized investment banking firms, which may include one or more of the Company’s affiliates, that the Company selects for this purpose.

(f)	A “Trading Day” means a Business Day on which there has not occurred or does not exist a Market Disruption Event. If 20 Trading Days for the Genworth Class A Common Stock have not occurred during the period beginning on August 27, 2008 and ending on October 10, 2008,

(i)	all remaining Trading Days shall be deemed to occur on October 16, 2008 and

(ii)	the Closing Price for each of the remaining Trading Days shall be the Closing Price on October 16, 2008 or, if there is a Market Disruption

Event on that day, the market value per share of Genworth Class A Common Stock as determined by the Company in its reasonable discretion.

(g)	A “Market Disruption Event” means any of the following events that the Company in its reasonable discretion determines is material:

(i)	any suspension of or limitation imposed on trading by the relevant exchange or quotation system during the one-hour period prior to the close of trading for the regular trading session on the exchange or quotation system and whether by reason of movements in price exceeding limits permitted by the relevant exchange or quotation system or otherwise:

(a)	relating to the security the Closing Price of which is being determined on the relevant Exchange, or

(b)	in futures or options contracts relating to such security on any relevant exchange or quotation system,

(ii)	any event (other than an event described in Paragraph 5(g)(iii) hereof) that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the exchange or quotation system in general:

(a)	to effect transactions in, or obtain market values for, such security on the Exchange, or

(b)	to effect transactions in, or obtain market values for, futures or options contracts relating to such security on any relevant exchange or quotation system, or

(iii)	the failure to open of the relevant Exchange or any exchange or quotation system on which futures or options contracts relating to such security are traded or the closure of such Exchange, exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such Exchange, exchange or quotation system at least one hour prior to the earlier of:

(a)	the actual closing time for the regular trading session on such Exchange, exchange or quotation system on such day, and

(b)	the submission deadline for orders to be entered into such Exchange, exchange or quotation system for execution at the actual closing time on such day.

(h)	“Exchange” means the New York Stock Exchange or, if the relevant security is not listed for trading on the New York Stock Exchange on the relevant day for a reason other than a Market Disruption Event, the principal United States national or regional securities exchange on which the relevant security is so listed or, if the relevant security is not so listed on a United States national or regional securities exchange for a reason other than a Market Disruption Event, the Nasdaq Stock Market or, if prices for the relevant security are so not reported by the Nasdaq Stock Market for a reason other than a Market Disruption Event, the over-the-counter market.

(i)	Cash Settlement Option. The Company may at its option pay cash instead of delivering Genworth Class A Common Stock in respect of some or all of the Daily Amounts. To exercise this option, the Company must notify the Trustee of its election on or before the beginning of the 20 Trading Day period for the determination of the Daily Amounts. If the Company is electing to pay cash instead of delivering only a portion of the Genworth Class A Common Stock it would otherwise be required to deliver, the Company must specify the Trading Days in respect of which it will deliver the Daily Amount in cash instead of Genworth Class A Common Stock. Such Trading Days must be consecutive Trading Days at the end of the 20 Trading Day period for which Daily Amounts are calculated. The Trustee will in turn notify The Depository Trust Company and publish a notice of the Company’s election in a daily newspaper of national circulation. For any day in respect of which the Company elects to pay the Daily Amount in cash instead of delivering Genworth Class A Common Stock, it will pay an amount equal to the Daily Amount as calculated for that Trading Day multiplied by the Closing Price on that Trading Day.

6.	Accelerated Exchanges at the Option of the Holder of the Residual Share Agreement. At any time on or prior to the Maturity Date, the holder of the residual share agreement to be entered into between the Company and Citigroup Financial Products Inc. on the Issue Date may deliver to the Company SynDECS and cancel a pro rata portion of its rights under the residual share agreement in exchange for one share of Genworth Class A Common Stock per SynDECS tendered for exchange. At such time, the Company shall also pay to such holder of the residual share agreement the present value of the fixed portion of the remaining interest payments due under the SynDECS so delivered. The present value of such interest payments shall be calculated based on then-prevailing swap rates (determined by the Company in a commercially reasonable manner).

7.	Anti-dilution Adjustments.

(a)	Each Daily Amount and the Closing Price shall be subject to adjustment under the circumstances described in this Paragraph 7. Each adjustment to the Daily Amount and the Closing Price shall be made successively.

(b)	In the event that Genworth:

(i)	pays a stock dividend or makes a distribution, in either case, with respect to the Genworth Class A Common Stock in shares of such stock,

(ii)	subdivides or splits its outstanding shares of Genworth Class A Common Stock into a greater number of shares,

(iii)	combines its outstanding shares of Genworth Class A Common Stock into a smaller number of shares, or

(iv)	issues by reclassification (other than a reclassification pursuant to Paragraph 8(a)(ii), 8(a)(iii), 8(a)(iv) or 8(a)(v) hereof) of its shares of Genworth Class A Common Stock any other equity securities of Genworth, the Company shall adjust the Daily Amount by adjusting each of the Share Components of the Daily Amount in effect immediately prior to such event so that the Holder shall be entitled to receive, when the Company exchanges the principal amount of the SynDECS on the Maturity Date, the number of shares of Genworth Class A Common Stock (or, in the case of a reclassification referred to in Paragraph 7(b)(iv) hereof, the number of other equity securities of Genworth issued pursuant to the reclassification) that the Holder would have owned or been entitled to own had such SynDECS been exchanged immediately before such event or any record date with respect to it.

(c)	In the event that Genworth issues rights or warrants to all holders of Genworth Class A Common Stock entitling them to subscribe for or purchase shares of Genworth Class A Common Stock (other than rights to purchase Genworth Class A Common Stock pursuant to a plan for the reinvestment of dividends) at a price per share less than the market price (as determined by a nationally recognized investment banking firm, which may be an affiliate of the Company, that the Company retains for this determination) (the “Market Price”) of Genworth Class A Common Stock on the Business Day next following the record date for the determination of holders of shares of Genworth Class A Common Stock entitled to receive such rights or warrants,

(i)	the Company shall adjust the Daily Amount by multiplying each of the Share Components of the Daily Amount in effect on the record date for the determination of holders of Genworth Class A Common Stock entitled to receive the rights or warrants by the following fraction.

(ii)	The numerator of the fraction shall be:

(a)	the number of shares of Genworth Class A Common Stock outstanding on such record date, plus

(b)	the number of additional shares of Genworth Class A Common Stock offered for subscription or purchase by the terms of the rights or warrants.

(iii)	The denominator of this fraction shall be:

(a)	the number of shares of Genworth Class A Common Stock outstanding on this record date, plus

(b)	the number of additional shares of Genworth Class A Common Stock which the total offering price of the total number of shares of Genworth Class A Common Stock specified in Paragraph 7(c)(ii)(b) hereof would purchase at the Market Price of the Genworth Class A Common Stock on the Business Day next following such record date. This number of additional shares shall be determined by multiplying that total number of shares by the exercise price of the rights or warrants, and dividing the product so obtained by such Market Price of Genworth Class A Common Stock.

(iv)	Such adjustment shall become effective at the opening of business on the Business Day next following the record date for the determination of holders of Genworth Class A Common Stock entitled to receive such rights or warrants.

(v)	If the rights or warrants expire before the maturity of the SynDECS and shares of Genworth Class A Common Stock are not delivered by the terms of such rights or warrants before such expiration, the Share Components shall be readjusted to the Share Components which would then be in effect if the adjustments for the issuance of the rights and warrants had been made on the basis of delivery of only the number of shares of Genworth Class A Common Stock actually delivered by the terms of the rights or warrants.

(d)	Any shares of Genworth Class A Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Genworth Class A Common Stock under this Paragraph 7.

(e)	All adjustments to the Daily Amount shall be calculated to the nearest 1/100,000th of a share of Genworth Class A Common Stock (or, if there is not a nearest 1/100,000th of a share, to the next higher 1/100,000th of a share).

(f)	In the event of a reclassification of any shares of Genworth Class A Common Stock into any equity securities of Genworth other than the Genworth Class A Common Stock, such equity securities shall be deemed shares of Genworth Class A Common Stock for all purposes.

(g)	If an adjustment is made to the Daily Amount pursuant to this Paragraph 7, an adjustment shall also be made to the Closing Price. The required adjustment to the Closing Price shall be made on each day for which a Daily Amount is calculated by multiplying the Closing Price by the cumulative number or fraction determined pursuant to the Daily Amount adjustment procedures under this Paragraph 7.

8.	Adjustment Events.

(a)	Definition of Adjustment Event. “Adjustment Event” means:

(i)	any dividend or distribution by Genworth to all holders of Genworth Class A Common Stock of evidences of its indebtedness or other assets (excluding any dividends or distributions referred to in Paragraph 7(b)(i) hereof, any equity securities issued pursuant to a reclassification referred to in Paragraph 7(b)(iv) hereof, and any cash dividends) or any issuance by Genworth to all holders of Genworth Class A Common Stock of rights or warrants to subscribe for or purchase any of its securities (other than rights or warrants referred to in Paragraph 7(c) hereof);

(ii)	any consolidation or merger of Genworth with or into another entity (other than a merger or consolidation in which Genworth is the continuing corporation and in which the Genworth Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of Genworth or another corporation),

(iii)	any sale, transfer, lease or conveyance to another corporation of the property of Genworth as an entirety or substantially as an entirety,

(iv)	any statutory exchange of securities of Genworth with another corporation (other than in connection with a merger or acquisition), and

(v)	any liquidation, dissolution or winding up of Genworth.

(b)	Delivery of Cash or Reported Securities after an Adjustment Event.

(i)	After the occurrence of any Adjustment Event on or prior to the Maturity Date, the Company shall deliver cash or Reported Securities on the Maturity Date (or, if the cash or Reported Securities have not yet been delivered to holders of Genworth Class A Common Stock on the Maturity Date, as soon as practical after so delivered), instead of or (in the case of an Adjustment Event described in Paragraph 8(a)(i) hereof) in addition to, shares of Genworth Class A Common Stock.

(ii)	The cash or Reported Securities to be delivered shall have a value equal to the Adjustment Event Amount.

(iii)	“Adjustment Event Amount” means the sum of the Daily Adjustment Event Amounts for each of the 20 Trading Days beginning August 27, 2008, unless the SynDECS are declared immediately due and payable following an Event of Default, in which case the Adjustment Event Amount will equal the product of the Daily Adjustment Event Amount on the date upon which the SynDECS are so declared to be immediately due and payable, multiplied by 20.

(iv)	“Daily Adjustment Event Amount” means for each of the Trading Days described in Paragraph 8(b)(iii), subject to the anti-dilution adjustments described in Paragraph 7 hereof:

(a)	if the Closing Price is greater than the Threshold Appreciation Price, 1/24th of the Transaction Value,

(b)	if the Closing Price is less than or equal to the Threshold Appreciation Price, but is greater than $29.50 per share, the product of (x) $29.50 per share divided by the Closing Price, multiplied by (y) 1/20th of the Transaction Value, and

(c)	if the Closing Price is less than or equal to $29.50, 1/20th of the Transaction Value.

(v)	If Reported Securities are delivered with respect to an Adjustment Event, the Company shall deliver a number of such Reported Securities equal to the Adjustment Event Amount. In all other cases the Company shall deliver the Adjustment Event Amount in cash. Any Adjustment Event shall be deemed to occur prior to the Maturity Date if it occurs or if the record date therefor falls on or prior to the Maturity Date. If a Reported Security delivered in an Adjustment Event ceases to qualify as a Reported Security prior to the Maturity Date, the Adjustment Event Amount shall be delivered in cash.

(c)	Adjustment of Closing Price. Following an Adjustment Event, the Closing Price shall be deemed to equal:

(i)	if shares of Genworth Class A Common Stock are outstanding on any day when the Daily Amount is calculated, the Closing Price of the Genworth Class A Common Stock, as adjusted pursuant to Paragraph 7 hereof, otherwise zero, plus

(ii)	the Transaction Value.

(d)	Reported Securities. “Reported Securities” means securities received by holders of Genworth Class A Common Stock in an Adjustment Event that:

(i)	are

(a)	listed on a United States national securities exchange, or

(b)	reported on a United States national securities system subject to last sale reporting, or

(c)	traded in the over-the-counter market and reported by the OTC Bulletin Board, the National Quotation Bureau or similar organization, or

(d)	securities for which bid and ask prices are available from at least three nationally recognized investment banking firms, and

(ii)	are either

(a)	perpetual equity securities or

(b)	non-perpetual equity or debt securities with a stated maturity after the Maturity Date.

(e)	“Transaction Value” means:

(i)	for any cash received in any Adjustment Event, the amount of cash received per share of Genworth Class A Common Stock,

(ii)	for any Reported Securities received in any Adjustment Event, an amount equal to

(a)	the Closing Price per unit of such Reported Securities on the date of determination multiplied by

(b)	the number of such Reported Securities (as adjusted pursuant to Paragraph 7 hereof and this Paragraph 8) received per share of Genworth Class A Common Stock, and

(iii)	for any property received in any Adjustment Event other than cash or Reported Securities, an amount equal to the fair market value of the property received per share of Genworth Class A Common Stock on the date such property is received or ceases to be a Reported Security, as determined by a nationally recognized investment banking firm, which may be an affiliate of the Company’s, that the Company retains for this purpose;

provided, however, that in the case of Paragraph 8(e)(ii) hereof, with respect to securities that are Reported Securities by virtue of only Paragraph 8(d)(i)(d) hereof, Transaction Value with respect to any such Reported Security means the average of the mid-point of the last bid and ask prices for such Reported Security as of the date of determination from each of at least three nationally recognized investment banking firms, which may include one or more of the Company’s affiliates, that the Company retains for such purpose, multiplied by the number of such Reported Securities (as adjusted under Paragraph 7 hereof and this Paragraph 8) received per share of Genworth Class A Common Stock.

For purposes of calculating the Transaction Value, any cash, Reported Securities or other property receivable in an Adjustment Event shall be deemed to have been received immediately prior to the close of business on the record date for such Adjustment Event or, if there is no record date for such Adjustment Event, immediately prior to the close of business on the effective date of such Adjustment Event.

(f)	Other adjustments. If the SynDECS become exchangeable, in whole or in part, into any property other than Genworth Class A Common Stock, such exchange shall be subject to adjustment in the same manner and upon the occurrence of the same types of events described in Paragraph 7 hereof and in this Paragraph 8 with respect to Genworth Class A Common Stock. Each Holder of SynDECS shall be responsible for the payment of any and all brokerage and other transaction costs upon the delivery to it of such other property.

9.	Fractional Shares. The Company shall not deliver fractional shares of Genworth Class A Common Stock in exchange for the SynDECS. If more than one SynDECS is surrendered at one time by the same Holder, the number of full shares of Genworth Class A Common Stock or related securities to be delivered on the Maturity Date shall be computed on the basis of the total number of SynDECS so surrendered at the Maturity Date. Instead of delivering any fractional share or security, each such Holder shall be entitled to receive an amount in cash equal to the value of such fractional share based on the Closing Price on the Trading Day immediately preceding the Maturity Date.

10.	Global Securities. Upon issuance, all SynDECS shall be represented by one or more fully registered global securities (the “Global Securities”). Each such Global Security shall be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for SynDECS in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

11.	Form of Payment. The Company shall make all payments of interest on the SynDECS, and any cash payments on the Maturity Date, in immediately available funds.

12.	Taxes.

(a)	The Company will pay any and all documentary, stamp, transfer or similar taxes that may be payable in respect of the transfer and delivery of Genworth Class A Common Stock (or Reported Securities) pursuant hereto; provided, however, that the Company shall not be required to pay any such tax which may be payable in respect of any transfer involved in the delivery of Genworth Class A Common Stock (or Reported Securities) in a name other than that in which the SynDECS so exchanged were registered, and no such transfer or delivery shall be made unless and until the person requesting such transfer has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(b)	The Company and each Holder of a SynDECS by its acquisition of a SynDECS hereby agrees (in the absence of an administrative determination or judicial ruling to the contrary):

(i)	to characterize the SynDECS for all tax purposes as a forward purchase contract to purchase Genworth Class A Common Stock at the time that the Company delivers Genworth Class A Common Stock to the Holder (or to the Trustee for the Holder’s benefit) under the terms of which:

(a)	at the time of issuance of the SynDECS the Holder deposits irrevocably with the Company a fixed amount of cash equal to the purchase price of the SynDECS to assure the fulfillment of the Holder’s purchase obligation described in clause (c) below, which deposit will unconditionally and irrevocably be applied on the delivery date to satisfy such obligation;

(b)	the Company will be obligated to pay a return on such deposit at a rate equal to the stated rate of interest on the SynDECS as compensation to the Holder for the Company’s use of such cash deposit during the term of the SynDECS; and

(c)	on the delivery date such cash deposit unconditionally and irrevocably will be applied by the Company in full satisfaction of the Holder’s obligation under the forward purchase contract, and the Company will deliver to the Holder (or to the Trustee on the

Holder’s behalf) the number of shares of Genworth Class A Common Stock that the Holder is entitled to receive at that time pursuant to the terms of the SynDECS (subject to the Company’s right to deliver cash in lieu of Genworth Class A Common Stock);

(ii)	to treat, consistent with the characterization in Paragraph 12(b)(i) hereof,

(a)	amounts paid to the Company in respect of the original issue of a SynDECS as allocable in their entirety to the amount of the cash deposit attributable to such SynDECS and

(b)	amounts denominated as interest that are payable with respect to the SynDECS as ordinary income payable on the amount of such deposit, includible annually in the Holder’s income in accordance with such Holder’s method of accounting; and

(iii)	to file all United States federal, state and local income and franchise tax returns consistent with the forward purchase contract characterization (unless required otherwise by an applicable taxing authority).

13.	Notice of Adjustments and Certain Other Events.

(a)	Whenever the Closing Price is adjusted as herein provided or an Adjustment Event occurs, the Company shall:

(i)	forthwith compute the adjusted Share Components and prepare a certificate signed by an officer of the Company setting forth the adjusted Share Components, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the Trustee; and

(ii)	within ten Business Days following the occurrence of an event that permits or requires an adjustment to the Daily Amount pursuant to Paragraph 7 hereof (each, a “Dilution Event”) or an Adjustment Event that permits or requires a change in the consideration to be received by Holders pursuant to Paragraph 8 hereof (or, in either case, if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide written notice to the Trustee and to the Holders of the outstanding SynDECS of the occurrence of such Dilution Event or Adjustment Event including a statement in reasonable detail setting forth the method by which any adjustment to the Daily Amount or change in the consideration to be received by Holders of SynDECS following the Adjustment Event was determined and setting forth the factors by which the Closing Price and the Share Components are to be adjusted in order to determine which clause of the Daily Amount definition shall apply on each day on which a Daily Amount is required to be calculated.

(b)	In case at any time while any of the SynDECS are outstanding the Company becomes aware that:

(i)	Genworth will declare a dividend (or any other distribution) on or in respect of the Genworth Class A Common Stock to which Paragraph 7 shall apply;

(ii)	Genworth will authorize the issuance to all holders of Genworth Class A Common Stock of rights or warrants to subscribe for or purchase shares of Genworth Class A Common Stock or of any other subscription rights or warrants;

(iii)	there will occur any conversion or reclassification of Genworth Class A Common Stock (other than a subdivision or combination of outstanding shares of such Genworth Class A Common Stock) or any consolidation, merger or reorganization to which Genworth is a party and for which approval of any stockholders of Genworth is required, or the sale or transfer of all or substantially all of the assets of Genworth; or

(iv)	there will occur the voluntary or involuntary dissolution, liquidation or winding up of Genworth;

then, if the Company becomes aware of the information described in clause (x) and (y) below within a reasonable amount of time in advance of the delivery and filing requirements set forth in this subparagraph (b), the Company shall cause to be delivered to the Trustee, and shall promptly cause to be mailed to the Holders of SynDECS at their last addresses as they shall appear upon the registration books of the Security Registrar, at least ten days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one is specified), a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or grant of rights or warrants or, if a record is not to be taken, the date as of which holders of Genworth Class A Common Stock of record to be entitled to such dividend, distribution or grant of rights or warrants are to be determined, or (y) the date, if known by the Company, on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective. Following any Adjustment Event, the provisions of this Paragraph 13(b) shall apply with respect to any Reported Securities in the same manner as with respect to Genworth and the Genworth Class A Common Stock.

(c)	On or prior to August 27, 2008 the Company shall notify the Trustee, and the Trustee will promptly thereafter publish a notice in a daily newspaper of national circulation stating whether and the extent to which the Company will deliver, in accordance with Paragraph 5(i), shares of Genworth Class A Common Stock or cash (and/or, in accordance with Paragraph 8, cash or Reported Securities) on the Maturity Date. The Trustee shall notify DTC of the form of consideration to be delivered by the Company.

(d)	After the close of business on the Business Day immediately preceding the Maturity Date of the SynDECS, the Company shall notify the Trustee in writing of the number of shares of Genworth Class A Common Stock and/or Reported Securities, or the amount of cash to be paid per SynDECS.

(e)	If a Market Disruption Event occurs during the period beginning on August 27, 2008 and ending upon completion of the 20 Trading Day period for determining the Daily Amounts, the Company shall cause notice of such Market Disruption Event to be delivered to the Trustee, and shall promptly cause notice of such Market Disruption Event to be given to the Holders of the SynDECS by publication of a notice in a daily newspaper of national circulation.

14.	Calculation Agent. The Calculation Agent, which may be an affiliate of the Company, shall be selected by the Company in its reasonable discretion. All determinations made by the Calculation Agent shall be at the sole discretion of the Calculation Agent and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Company and the Holders of the SynDECS.

General

This Note is one of a duly authorized issue of debt securities of the Company (the “Debt Securities”), issued and to be issued in one or more series under a Senior Debt Indenture, dated as of June 1, 2005 (the “Indenture”), among the Company, the Guarantor and The Bank of New York, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the holders of the SynDECS, and the terms upon which the SynDECS are, and are to be, authenticated and delivered.

If an Event of Default with respect to the SynDECS shall have occurred and be continuing, the principal of the SynDECS may be declared due and payable in the manner and with the effect provided in the Indenture. In such case, the amount declared due and payable upon any acceleration permitted by the Indenture will be equal to, with respect to this Note, the sum of the Daily Amounts for each of the 20 Trading Days immediately preceding but not including the date upon which the SynDECS are declared to be immediately due and payable. In case of default at Maturity of this Note, this Note shall continue to accrue interest, on the basis provided for in Paragraph 4 hereof, payable upon demand of the beneficial owners of this Note in accordance with the terms of the SynDECS, from and after Maturity through the date when the principal amount of this Note has been exchanged for shares of Genworth Class A Common Stock or other property (or the equivalent value in cash) in accordance with the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, the Guarantor and the rights of the holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor and the Holders of a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Company and the Guarantor with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

The Holder of this Note may not enforce such Holder’s rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company to pay the Maturity Payment with respect to this Note, and to pay any interest on any overdue amount thereof at the time, place and rate, and in the coin or currency, herein prescribed.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.